Other Exhibit

                 [Form of Delegation Agreement For Retail Funds]
                                        [
                           [TD Waterhouse Letterhead]

                                             [Date]

TD Waterhouse Investor Services, Inc.
[address]

Ladies and Gentlemen:

Each of the registered investment companies listed on Exhibit A attached hereto (each a "Fund") has adopted an Anti-Money Laundering Compliance Manual (the "Policy") pursuant to Title III of the USA PATRIOT Act (the "Act"). Each Fund's anti-money laundering compliance officer maintains responsibility for the implementation of the Policy on behalf of such Fund. TD Waterhouse Investor Services, Inc. (the "Agent") has also adopted the Policy to satisfy the requirements of the Act that apply to the Agent, as well as any other applicable anti-money laundering and terrorist financing laws or regulations. [The Agent serves as the administrator for each Fund.]

By executing this letter agreement, the Agent hereby confirms and agrees as follows:

1. The Agent agrees to (i) assume responsibility for the implementation of each Fund's Policy with respect to the services such Agent provides to such Fund;
(ii) maintain the Policy or other appropriate anti-money laundering and anti-terrorism financing program ("Program"); and (iii) comply with all applicable laws and regulations designed to guard against money laundering and terrorist financing activities on behalf of itself and such Fund, with respect to the shares of such Fund and with respect to the processing of payments, transfers and redemption requests by shareholders of such Fund.

2. The Agent represents that where it is responsible for introducing funds of potential investors ("Investors") into a Fund, the Agent will ensure that such funds are not invested into such Fund until the Investors have been properly identified and their details verified and the Agent has determined that they constitute permissible investors in accordance with the latest applicable anti-money laundering and terrorist financing regulations and guidelines and that it will take all reasonable steps to ensure that such funds do not come from any illicit activity and are permissible investments in accordance with such regulations and guidelines. In addition, when processing Investor payments, transfers and redemption requests, the Agent hereby represents that it will process such requests and take any actions, including the filing of any reports that may be required in accordance with the latest applicable anti-money laundering and terrorist financing regulations and guidelines.

3. In the event the Agent delegates any of its responsibilities to a third party or relies on the performance of a third party to perform any aspect of its anti-money laundering program or any of the responsibilities that are set forth in paragraph 2 or elsewhere in this letter agreement, the Agent agrees that it will be responsible for the selection of each such third party that is retained by the Agent (the "Respective Third Party") and that, prior to such delegation, reliance or retention, it will obtain the written agreement of each Respective Third Party to: (i) comply with applicable laws and regulations relating to anti-money laundering and terrorist financing; (ii) retain all information, records and evidence of all due diligence work done in connection with or regarding any such program or services provided under any such delegation or retention and permit inspection and allow access by U.S. authorities to any such information, records or evidence of due diligence.

4. The Agent also agrees that it will (i) maintain sufficient oversight of any such Respective Third Party in order to reasonably assure that the Respective Third Party's performance is consistent with the Agent's representations under this letter, (ii) immediately terminate the delegation of its responsibilities to, or reliance on the performance of, such Respective Third Party if it becomes aware that such Respective Third Party's performance is not consistent with the Agent's representations under this letter, and (iii) immediately notify the Funds of any termination under paragraph 4(ii) and the reasons therefor.

5. The Agent confirms that it promptly will supply each Fund with a copy of (i) any changes that it adopts to the Policy or other Program adopted by it; (ii) the most recent audit report and any further audit reports regarding such Policy or other Program; and (iii) such other certifications and representations regarding such Policy or other Program as a Fund may from time to time request.

6. The Agent confirms that it will supply each Fund with information regarding the operation and implementation of the Policy or other Program adopted by it, including the filing of suspicious activity reports and other reports submitted to the appropriate governmental authorities or regulatory agencies on a quarterly basis.

7. The Agent also confirms that, on request, it will supply each Fund with evidence of the due diligence work that it has carried out for particular Investors.

8. The Agent hereby agrees to be accessible to the Funds' anti-money laundering compliance officer in order for him/her to fulfill his/her duties under the Policy.

9. The Agent hereby agrees to conduct an independent audit (or arrange for an independent audit to be conducted) of the Policy or other Program adopted by it on an annual basis to review and test all aspects of the implementation and operation thereof in compliance with the latest applicable anti-money laundering and terrorist financing regulations and guidelines.

10. The Agent hereby agrees to permit inspections relating to its anti-money laundering program by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its anti-money laundering program as such examiners shall reasonably request.

Please indicate your agreement with the foregoing by signing and returning to us the enclosed copy hereof.

                                             Very truly yours,

                                             TD WATERHOUSE FAMILY OF FUNDS, INC.


                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:


                                             TD WATERHOUSE TRUST


                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:


                                             NATIONAL INVESTORS CASH MANAGEMENT
                                             FUND, INC.


                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:

ACCEPTED:            , 2002
          -----------

TD WATERHOUSE INVESTOR SERVICES, INC.


By:
    ---------------------------
Name:
Title:

                                                                       Exhibit A

                      TD Waterhouse Family of Funds, Inc.

                              TD Waterhouse Trust

                 National Investors Cash Management Fund, Inc.